CONTACT:
Brendon Frey
Brendon.frey@icrinc.com

HAMILTON BEACH BRANDS HOLDING COMPANY ANNOUNCES FOURTH QUARTER AND FULL YEAR 2024 RESULTS
2024 Revenue Increased 4.6% to $654.7 Million
Full Year Gross Margin Expanded 300 Basis Points to 26.0%
Cash Flow from Operations for 2024 was $65.4 Million
Fourth Quarter Revenue Increased 3.3% to $213.5 Million

Glen Allen, Virginia - Hamilton Beach Brands Holding Company (NYSE: HBB) (The Company) today announced results for the fourth quarter and full year 2024.

Fourth Quarter 2024 Overview
•Revenue increased 3.3% to $213.5 million compared to $206.7 million
•Gross margin decreased 70 basis points to 26.1% compared to 26.8%
•Operating profit decreased 5.7% to $23.6 million compared to $25.0 million

Full Year 2024 Overview
•Revenue increased 4.6% to $654.7 million compared to $625.6 million
•Gross margin increased 300 basis points to 26.0% compared to 23.0%
•Operating profit increased 23.1% to $43.2 million compared to $35.1 million
•Cash flow from operating activities was $65.4 million compared to $88.6 million
•Total debt at year-end 2024 was $50.0 million and year-end net cash position was $0.6 million

“The fourth quarter represented a good finish to an outstanding year, marked by strong execution across our businesses,” said R. Scott Tidey, President and Chief Executive Officer. “Our top and bottom-line results in the period were in line with our internal targets, driven by solid holiday sell-through. Our ongoing commitment to innovation helped fuel market share gains for our core business in 2024, and accelerated our presence in large, underpenetrated markets such as premium and commercial small appliances. Our operating performance generated robust positive cash flow, allowing us to return capital to shareholders through share repurchases and dividends and end the year in a net cash position.”

Results of the Fourth Quarter 2024 Compared to the Fourth Quarter 2023
Total revenue grew $6.9 million, or 3.3%, to $213.5 million compared to $206.7 million. The revenue growth reflected higher volume and favorable product mix, partially offset by pricing and foreign currency. In the Company’s North America Consumer markets, revenue increased driven by growth in the U.S. market. In the Company’s Global Commercial market, revenue decreased slightly due to softness in international markets. The acquisition of HealthBeacon on February 2, 2024 added $1.7 million of revenue in the fourth quarter of 2024.
Gross profit was $55.8 million, or 26.1% of total revenue, compared to $55.3 million, or 26.8% of total revenue. The decrease in gross profit margin was primarily due to planned price decreases in the current year period following the realization of lower costs that positively impacted gross margins starting in the year ago period. Gross profit margin in both periods exceeded the high end of the Company’s historical range.
Selling, general and administrative expenses (SG&A) increased to $32.1 million compared to $30.2 million. The increase was primarily driven by the addition of $2.1 million of HealthBeacon expenses, partially offset by slightly lower employee-related costs.
Operating profit was $23.6 million compared to $25.0 million.
Interest expense, net decreased to $0.3 million compared to $0.4 million, primarily due to lower average borrowings outstanding under the Company’s revolving credit facility and lower interest rates.
Income tax benefit was $1.0 million compared to income tax expense of $5.1 million in the prior year period. The favorable benefit of $6.1 million is primarily due to a $4.3 million foreign tax benefit and a change in U.S. tax accounting method, both of which will not recur.
Net income was $24.0 million, or $1.75 per diluted share, compared to net income of $19.6 million, or $1.40 per diluted share.

Results of the Full Year 2024 Compared to the Full Year 2023
Total revenue of $654.7 million increased 4.6% compared to $625.6 million, driven by higher volume and favorable product mix, partially offset by lower average selling prices reflecting lower costs and foreign currency. In the Company’s North America Consumer markets, revenue increased in the U.S. and Mexico markets. In the Company’s Global Commercial market, revenue was relatively flat year over year. The acquisition of HealthBeacon on February 2, 2024 added $4.3 million of revenue in 2024.
Gross profit was $170.2 million, or 26.0% of total revenue, compared to $143.7 million, or 23.0% of total revenue. The 300 basis point expansion in gross profit margin was primarily due to lower product and transportation costs combined with a more favorable product mix, and represented a record annual gross margin for the Company since becoming a stand-alone public company in 2017.
Selling, general and administrative expenses (SG&A) increased to $126.7 million compared to $108.4 million. The increase was primarily driven by the addition of $7.7 million of HealthBeacon expenses, higher employee-related expenses of $5.9 million, including $4.0 million of increased incentive compensation due to higher achievement percentage, and an increase in outside services which include an incremental $1 million of HealthBeacon M&A transaction costs.
Operating profit increased 23.1% to $43.2 million compared to $35.1 million.
Interest expense, net decreased to $0.6 million compared to $3.0 million, primarily due to lower average borrowings outstanding under the Company’s revolving credit facility and lower interest rates.
The effective tax rate on income was 7.8% and 20.4% for the years ended December 31, 2024 and 2023, respectively. The effective tax rate was lower for the year ended December 31, 2024 primarily due to the aforementioned, non-recurring foreign tax benefit and a change in U.S. tax accounting method.
Net income was $30.8 million, or $2.20 per diluted share, compared to net income of $25.2 million, or $1.80 per diluted share.

Cash Flow and Debt
For the year ended December 31, 2024, net cash provided by operating activities was $65.4 million, compared to $88.6 million for the year ended December 31, 2023 which benefited from post-pandemic working capital improvements. Net working capital provided cash of $14.5 million in 2024 compared to $49.5 million in 2023. Capital expenditures in 2024 were $3.2 million compared to $3.4 million in 2023.
The Company allocated its strong cash flow primarily to fund the acquisition of HealthBeacon and return value to shareholders through the share repurchases and quarterly dividend. On both December 31, 2024 and December 31, 2023 total debt was $50.0 million. On December 31, 2024, net cash was $0.6 million compared to net debt of $34.6 million on December 31, 2023. Net (cash) debt is defined as total debt minus cash and cash equivalents and highly liquid short-term investments.
For the full year 2024, the Company repurchased 668,785 shares of its Class A common stock at prevailing market prices for an aggregate purchase price of $14.1 million and paid $6.3 million in dividends.

Outlook
In 2025, the retail marketplace for small kitchen appliances is expected to grow in the low-single digit range led by the U.S. The Company expects to modestly outperform the industry in 2025, with revenue growth approaching the mid-single digit range. The Company expects operating profit to increase at a faster rate than revenue driven by expense leverage on higher revenue with gross profit margin in-line with 2024’s record level and a sharp decrease in HealthBeacon SG&A expenses. This will be partially offset by a significant step-up in planned advertising spend in fiscal 2025 to support the Company’s strategic growth initiatives. Cash flow from operating activities less cash used for investing activities for 2025 is expected to be in the range of $40 million to $50 million.

Conference Call
The Company will conduct an earnings conference call and webcast on Wednesday, February 26, 2025, at 4:30 p.m. Eastern time. The call may be accessed by dialing 888-350-3452 (toll free), International 647-362-9199. Conference ID: 1809480. The conference call will also be webcast live on the Company’s Investor Relations website at www.hamiltonbeachbrands.com. An archive of the webcast will be available on the website.

About Hamilton Beach Brands Holding Company
Hamilton Beach Brands Holding Company is a leading designer, marketer, and distributor of a wide range of brand name small electric household and specialty housewares appliances, and commercial products for restaurants, fast food chains, bars, and hotels, and is a provider of connected devices and software for healthcare management. The Company’s owned consumer brands include Hamilton Beach®, Proctor Silex®, Hamilton Beach Professional®, Weston®, and TrueAir®. The Company’s owned commercial brands include Hamilton Beach Commercial® and Proctor Silex Commercial®. The Company licenses the brands for CHI® premium garment care products, CloroxTM home appliances, and Brita HubTM countertop electric water filtration appliances. The Company has exclusive multiyear agreements to design, sell, market, and distribute Bartesian® cocktail makers and Numilk® plant-based milk makers. The Company’s Hamilton Beach Health subsidiary is focused on expanding the Company’s participation in the home health and medical markets. In 2024, Hamilton Beach Health acquired HealthBeacon, a medical technology firm and strategic partner of the Company since 2021. HealthBeacon, a medical technology firm that specializes in developing connected devices. For more information about Hamilton Beach Brands Holding Company, visit www.hamiltonbeachbrands.com.

Forward-Looking Statements
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties include, without limitation: (1) uncertain or unfavorable global economic conditions and impacts from global military conflicts; (2) the Company’s ability to source and ship products to meet anticipated demand; (3) the Company’s ability to successfully manage constraints throughout the global transportation supply chain; (4) changes in the sales prices, product mix or levels of consumer purchases of small electric and specialty housewares appliances; (5) changes in consumer retail and credit markets, including the increasing volume of transactions made through third-party internet sellers; (6) bankruptcy of or loss of major retail customers or suppliers; (7) changes in costs, including transportation costs, of sourced products; (8) delays in delivery of sourced products; (9) changes in or unavailability of quality or cost effective suppliers; (10) exchange rate fluctuations, changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which the Company operates or buys and/or sells products; (11) the impact of tariffs on customer purchasing patterns; (12) product liability, regulatory actions or other litigation, warranty claims or returns of products; (13) customer acceptance of, changes in costs of or delays in the development of new products; (14) increased competition, including consolidation within the industry; (15) changes in customers’ inventory management strategies; (16) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the level of customer purchases of the Company’s products; (17) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation; (18) the Company’s ability to identify, acquire or develop, and successfully integrate, new businesses or new product lines; and (19) other risk factors, including those described in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2024. Furthermore, the future impact of unfavorable economic conditions, including inflation, changing interest rates, availability of capital markets and consumer spending rates remains uncertain. In uncertain economic environments, we cannot predict whether or when such circumstances may improve or worsen, or what impact, if any, such circumstances could have on our business, results of operations, cash flows and financial position.

*****

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED DECEMBER 31		YEAR ENDED DECEMBER 31
	2024	2023	2024	2023
	(In thousands, except per share data)		(In thousands, except per share data)
Revenue	$213,509	$206,650	$654,693	$625,625
Cost of sales	157,754	151,366	484,486	481,949
Gross profit	55,755	55,284	170,207	143,676
Selling, general and administrative expenses	32,108	30,245	126,703	108,395
Amortization of intangible assets	78	50	302	200
Operating profit	23,569	24,989	43,202	35,081
Interest expense, net	283	366	613	3,000
Pension termination expense	16	—	7,611	—
Other expense (income), net	248	(5)	1,602	385
Income before income taxes	23,022	24,628	33,376	31,696
Income tax expense (benefit)	(977)	5,059	2,617	6,454
Net income	$23,999	$19,569	$30,759	$25,242

Basic earnings (loss) per share:
Basic earnings (loss) per share	$1.76	$1.40	$2.20	$1.80

Diluted earnings (loss) per share:
Diluted earnings (loss) per share	$1.75	$1.40	$2.20	$1.80

Basic weighted average shares outstanding	13,673	13,966	13,950	14,036
Diluted weighted average shares outstanding	13,686	13,985	13,963	14,060

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	DECEMBER 31 2024	DECEMBER 31 2023
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$45,644	$15,370
Trade receivables, net	117,068	135,434
Inventory	124,904	126,554
Prepaid expenses and other current assets	16,103	9,457
Total current assets	303,719	286,815
Property, plant and equipment, net	34,401	27,401
Right-of-use lease assets	36,049	39,423
Goodwill	7,099	6,253
Other intangible assets, net	2,101	1,292
Deferred tax assets	6,693	2,581
Deferred costs	16,156	14,613
Other non-current assets	8,849	6,324
Total assets	$415,067	$384,702
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$104,161	$99,704
Accrued compensation	18,792	14,948
Accrued product returns	7,876	6,232
Lease liabilities	5,193	6,155
Other current liabilities	18,098	12,549
Total current liabilities	154,120	139,588
Revolving credit agreements	50,000	50,000
Lease liabilities, non-current	39,008	41,937
Other long-term liabilities	6,036	5,910
Total liabilities	249,164	237,435
Stockholders’ equity
Preferred stock, par value $0.01 per share	—	—
Class A Common stock, par value $0.01 per share; 11,476 and 11,161 shares issued as of December 31, 2024 and 2023, respectively	115	112
Class B Common stock, par value $0.01 per share, convertible into Class A on a one-for-one basis; 3,603 and 3,616 shares issued as of December 31, 2024 and 2023, respectively	36	36
Capital in excess of par value	76,668	70,401
Treasury stock	(26,202)	(12,013)
Retained earnings	123,863	99,398
Accumulated other comprehensive loss	(8,577)	(10,667)
Total stockholders’ equity	165,903	147,267
Total liabilities and stockholders’ equity	$415,067	$384,702

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	YEAR ENDED DECEMBER 31
	2024	2023	2022
	(In thousands)
Operating activities
Net income	$30,759	$25,242	$25,267
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	4,801	4,362	4,883
Deferred income taxes	(7,269)	(906)	372
Stock compensation expense	6,270	5,394	3,424
Brazil foreign currency loss	—	—	2,085
Pension termination expense	7,611	—	—
Other	6,354	(358)	(129)
Net changes in operating assets and liabilities:
Trade receivables	13,840	(18,768)	4,532
Inventory	(4,103)	30,761	26,399
Other assets	713	10,856	6,274
Accounts payable	4,747	37,493	(69,911)
Other liabilities	1,692	(5,440)	(6,614)
Net cash provided by (used for) operating activities	65,415	88,636	(3,418)
Investing activities
Expenditures for property, plant and equipment	(3,193)	(3,419)	(2,279)
Acquisition of business, net of cash acquired	(7,412)	—	—
Issuance of secured loan	(600)	(1,605)	—
Repayment of secured loan	2,205	—	—
Purchase of U.S. Treasury bill	(4,884)	—	—
Other	—	(150)	—
Net cash provided by (used for) investing activities	(13,884)	(5,174)	(2,279)
Financing activities
Net additions (reductions) to revolving credit agreements	—	(60,916)	14,383
Purchase of treasury stock	(14,106)	(3,074)	(2,979)
Cash dividends paid	(6,294)	(6,082)	(5,782)
Financing fees paid	(548)	—	(47)
Net cash provided by (used for) financing activities	(20,948)	(70,072)	5,575
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(438)	1,084	(123)
Cash, cash equivalents and restricted cash
Increase (decrease) for the year	30,145	14,474	(245)
Balance at the beginning of the year	16,379	1,905	2,150
Balance at the end of the year	$46,524	$16,379	$1,905

Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	$45,644	$15,370	$928
Restricted cash included in prepaid expenses and other current assets	880	72	62
Restricted cash included in other non-current assets	—	937	915
Total cash, cash equivalents and restricted cash	$46,524	$16,379	$1,905

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures: Net (Cash) Debt

Net (cash) debt is a non-GAAP financial measure that management uses in evaluating financial position. Net (cash) debt is defined as long-term debt less cash and cash equivalents and highly liquid short-term investments. Management believes net (cash) debt is an important measure of the Company’s financial position due to the amount of cash and cash equivalents on hand. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of this measure may be different from non-GAAP financial measures used by other companies. A reconciliation of this measure to its most directly comparable GAAP measure is provided in the table below:

	TWELVE MONTHS ENDED DECEMBER 31
	2024	2023
	(In millions)
Total debt	$50.0	$50.0
Less: cash and cash equivalents	$(45.6)	$(15.4)
Less: highly liquid short-term investments (1)	$(5.0)	$—
Net (cash) debt	$(0.6)	$34.6

(1) Investments with original maturities greater than 3 months but less than one year are included in prepaid expenses and other current assets on the balance sheet. If the original maturity is 3 months or less it is included within cash and cash equivalents.